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                                                                     EXHIBIT 5-a




                       [Letterhead of Sullivan & Cromwell]








                                                                February 6, 2002




Sterling Bancorp,
      650 Fifth Avenue,
           New York, New York  10019-6108.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Act") of $25,000,000 principal amount of Junior Subordinated Deferrable Interest Debentures, Series A (the "Debt Securities") of Sterling Bancorp, a New York corporation (the "Company"), $25,000,000 aggregate liquidation amount of Cumulative Trust Preferred Securities (the "Preferred Securities") of Sterling Bancorp Trust I, a Delaware statutory business trust (the "Trust"), and the Guarantee with respect to the Preferred Securities (the "Guarantee") to be executed and delivered by the Company for the benefit of the holders from time to time of the Preferred Securities, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement relating to the Debt Securities, the Preferred Securities and the Guarantee (the "Registration Statement") has become effective under the Act, (ii) the Indenture relating to the
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Sterling Bancorp                                                             -2-


Debt Securities (the "Indenture") and the Guarantee Agreement relating to the Guarantee have been duly executed and delivered, (iii) the Amended and Restated Trust Agreement of the Trust (the "Trust Agreement") has been duly executed and delivered, (iv) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (v) the terms of the Preferred Securities and of their issuance and sale have been duly established in conformity with the Trust Agreement so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Trust, (vi) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, and (vii) the Preferred Securities have been duly executed and authenticated in accordance with the Trust Agreement and issued and sold as contemplated in the Registration Statement, the Debt Securities and the Guarantee will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not
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Sterling Bancorp                                                             -3-


thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                      Very truly yours,

                                                      /s/ Sullivan & Cromwell